[LETTERHEAD OF ANCHIN, BLOCK & ANCHIN LLP]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of Lazard Retirement Series, Inc.'s Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of our report dated February 4, 2004, relating to the financial statements and financial highlights of Lazard Retirement Series, Inc. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.



/s/  Anchin, Block & Anchin LLP
_______________________________
     Anchin, Block & Anchin LLP


December 3, 2004